Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-146909

Prospectus

GDJ INTERNATIONAL METALS INC.
Shares of Common Stock
1,000,000 Minimum - 2,000,000 Maximum

     Before this offering, there has been no public market for the common stock. In the event that we sell at least the minimum number of shares in this offering, of which there is no assurance, we intend to have the shares of common stock quoted on the Bulletin Board operated by the Financial Industry Regulatory Authority. There is, however, no assurance that the shares will ever be quoted on the Bulletin Board.

     We are offering up to a total of 2,000,000 shares of common stock in a direct public offering, without any involvement of underwriters or broker/dealers, 1,000,000 shares minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. In the event that 1,000,000 shares are not sold within 270 days, all money received by us will be promptly returned to you without interest or deduction of any kind. If at least 1,000,000 shares are sold within 270 days, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate account at Bank of Montreal, 595 Burrard Street, Vancouver, British Columbia, Canada, V7X 1L7. Sold securities are deemed securities which have been paid for with collected funds prior to expiration of 270 days. Collected funds are deemed funds that have been paid by the drawee bank. The foregoing account is not an escrow, trust or similar account. It is merely a separate account under our control where we have segregated your funds. As a result, you may lose your entire investment not withstanding the purported minimum offering provisions because the funds are not held in an escrow account and are potentially subject to creditor claims, including claims of our officers and directors and our attorney totaling $14,069.

     There are no arrangements to place the funds in an escrow, trust, or similar account.

     Our common stock will be sold on our behalf by Derek Sutherland, one of our officers and directors. Mr. Sutherland will not receive any commissions or proceeds from the offering for selling shares on our behalf.

     Investing in our common stock involves risks. See “Risk Factors” starting at page 4.

	Offering Price	Expenses	Proceeds to Us
Per Share - Minimum	$0.10	$0.030	$0.070
Per Share - Maximum	$0.10	$0.015	$0.085
Minimum	$100,000	$30,000	$70,000
Maximum	$200,000	$30,000	$170,000

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this prospectus is November 7, 2007.

SUMMARY OF OUR OFFERING

Our Business

     We were incorporated on February 1, 2007. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search for mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on one property located in the Province of British Columbia, Canada. Record title to the property upon which we intend to conduct exploration activities is not held in our name. Record title to the property is recorded in the name of George Heard, our secretary and a member of the board of directors. The property consists of eight cells. We intend to explore for gold on the property.

     We have no revenues, have a loss since inception, have minimal operations, have been issued a going concern opinion and rely upon the sale of our securities and loans from our officers and directors to fund operations.

     Our administrative office is located at 308 - 837 West Hastings Street, Vancouver, British Columbia, Canada V6C 3N6 and our telephone number is (604) 632-0085. Our registered statutory office is located at 6100 Neil Road, Suite 500, Las Vegas, Nevada 89511. Our mailing address is the same as our administrative office, at 308 - 837 West Hastings Street, Vancouver, British Columbia, Canada V6C 3N6.

     Management or affiliates will not purchase shares in this offering in order to reach the minimum.

The Offering

     Following is a brief summary of this offering:

Securities being offered	A minimum of 1,000,000 of common stock and a maximum
of 2,000,000 shares of common stock, par value $0.00001.
Offering price per share	$0.10
Offering period	The shares are being offered for a period not to exceed 270
days.
Net proceeds to us	Approximately $70,000 assuming the minimum number of
shares are sold. Approximately $170,000 assuming the
maximum number of shares are sold.
Use of proceeds	We will use the proceeds to pay for offering expenses,
research and exploration.
Number of shares outstanding before the
offering	1,000,000
Number of shares outstanding after the
offering if all of the shares are sold	3,000,000

Selected Financial Data

     The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of July 31, 2007
(audited)
Balance Sheet
Total Assets	$4,664
Total Liabilities	$18,723
Stockholders’ Deficit	$14,059

February 1, 2007
(Inception) to
July 31, 2007
(audited)
Income Statement
Revenue	$0
Total Expenses	$14,069
Net Loss	$14,069

RISK FACTORS

     Please consider the following risk factors before deciding to invest in our common stock. We discuss all material risks in the risk factors.

Risks associated with GDJ International Metals Inc.

     1. If we do not raise at least the minimum amount of this offering, we will have to suspend or cease operations.

     Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. If we do not raise at least the minimum amount from our offering, we will have to suspend or cease operations within twelve months.

     2. Our plan of operation is limited to finding an ore body. As such we have no plans for revenue generation. Accordingly, you should not expect any revenues from operations.

     Our plan of operation and the funds we raise from this offering will be used for exploration of the property to determine if there is an ore body beneath the surface. Exploration does not contemplate removal of the ore. We have no plans or funds for ore removal. Accordingly, we will not generate any revenues as a result of your investment.

     3. Because the probability of an individual prospect ever having reserves is extremely remote any funds spent on exploration will probably be lost.

     The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. Consequently, any funds spent on exploration will probably be lost which result in a loss of your investment.

     4. We lack an operating history and have a loss which we expect to continue into the future. As a result, we may have to suspend or cease operations.

     We were incorporated on February 1, 2007, and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $14,069. To achieve and maintain profitability and positive cash flow we are dependent upon:

*	our ability to locate a profitable mineral property

*	our ability to economically extract the minerals

*	our ability to generate revenues and ultimately become profitable.

     Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

     5. Because all of our assets, officers and directors are located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against us or our officers and directors.

     All of our assets are located outside of the United States and we do not currently maintain a permanent place of business within the United States. In addition, our officers and directors are nationals and/or residents of a country other than the United States, and all of their assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process or enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts of Canada and other jurisdictions would recognize or enforce judgments of United States courts obtained against us or our officers and directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Canada or other jurisdictions against us or our officers and directors predicated upon the securities laws of the United States or any state thereof.

     6. Because title to the property is held in the name of George Heard, our secretary, if he transfers the property to someone other than us, we will cease operations.

     Record title to the property upon which we intend to conduct exploration activities is not held in our name. Record title to the property is recorded in the name of George Heard, our secretary. If he transfers the property to a third person, the third person will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease operations. Under British Columbia law title to British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order for us to own record title to the property, we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

     7. Our geologist has been an officer, director or geologist for over twenty companies that have not moved forward with exploration activities.

     James McLeod, the geologist we hired to register our property, has been an officer, director or geologist for over twenty companies since 1999. Most of these companies have not moved forward with exploration activities, and five have changed businesses and completely abandoned exploration activities.

     8. Because we are small and do not have much capital, we may have to limit our exploration activity which may result in a loss of your investment.

     Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. Consequently, an existing ore body may go undiscovered. Without an ore body, we cannot generate revenues and you will lose your investment.

     9. Weather interruptions in the province of British Columbia may affect and delay our proposed exploration operations and as a result, there may be delays in generating revenues.

     Our proposed exploration work can only be performed approximately five to six months out of the year. This is because rain and snow cause the roads leading to our claims to be impassible during six to seven months of the year. When roads are impassible, we are unable to conduct exploration operations on the property which will delay the generation of possible revenues by us.

     10. Because our officers and directors have other outside business activities and each will only be devoting 25% of his time or approximately ten hours per week to our activities, our activities may be sporadic which may result in periodic interruptions or suspensions of exploration.

     Because our officers and directors have other outside business activities and each will be only be devoting 25% of his time or ten hours each per week to our activities, our activities may be sporadic and occur at times which are convenient to them. As a result, exploration of the property may be periodically interrupted or suspended.

Risks associated with this offering:

     11. Because there is no escrow, trust or similar account, your subscription could be seized by creditors or by a trustee in bankruptcy. If that occurs you will lose your investment.

     There is no escrow, trust or similar account in which your subscription will be deposited. It will only be deposited in a separate bank account under our name. Only our officers and directors will have access to the account. You will not have the right to withdraw your funds during the offering. You will only receive your funds back if we do not raise the minimum amount of the offering within 270 days. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding. If we file a voluntary bankruptcy petition or our creditors file an involuntary bankruptcy petition, our assets will be seized by the bankruptcy trustee, including your subscription, and used to pay our creditors. If that happens, you will lose your investment, even if we fail to raise the minimum amount in this offering.

     12. Because our officers and directors are risking a small amount of capital and property while you on the other hand are risking up to $200,000, if we fail you will absorb most of our loss.

     Our officers and directors will receive a substantial benefit from your investment. Our president, Mr. Sutherland, paid for the mineral property, paid expenses and made a loan to us, all of which totaled $18,723. You, on the other hand, will be providing all of the cash for our operations. As a result, if we cease operations for any reason, you will lose your investment while our officer and director, Mr. Sutherland will lose only $18,723.

     13. Because there is no public trading market for our common stock, you may not be able to resell your stock, and as a result, your investment is illiquid.

     There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you want to resell your shares, you will have to locate a buyer and negotiate your own sale. Your investment is illiquid and there is no assurance that you will be able to resell your shares.

     14. Because we may issue additional shares of common stock, your investment could be subject to substantial dilution.

     We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. In the future, if we sell more common stock, your investment could be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us.

     15. Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

     Our shares as penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing of monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of these additional sales practices could adversely affect your ability to dispose of our stock.

USE OF PROCEEDS

     Our offering is being made on a $100,000 minimum $200,000 maximum self-underwritten basis. The table below sets forth the use of proceeds if $100,000, $150,000, and $200,000 is raised in this offering.

	$100,000	$150,000	$200,000

Gross proceeds	$100,000	$150,000	$200,000
Offering expenses	$30,000	$30,000	$30,000
Net proceeds	$70,000	$120,000	$170,000

The net proceeds will be used as follows:

Consulting Services	$5,000	$10,000	$15,000
Core Drilling	$60,500	$103,900	$142,000
Analyzing Samples	$3,000	$3,000	$3,000
Telephone	$200	$200	$200
Mail	$50	$50	$50
Stationary	$100	$100	$100
Accounting	$750	$1,750	$3,650
Office Equipment	$400	$1,000	$1,000
Secretary	$0	$0	$5,000

     Offering expenses consist of: (1) legal services, (2) accounting fees, (3) fees due the transfer agent, (4) printing expenses, and (5) filing fees.

     Exploration expenditures consist of fees to for consulting services, the cost of core drilling, and cost of analyzing core samples. We are not going to spend any money or implement our exploration program until this offering is completed. We have not begun exploration. Consulting fees will not be more than $5,000 per month. Further, we have not selected or identified a consultant and will not do so until we have completed this offering. Our consultant, in consultation with Mr. Heard, will supervise and contract for our exploration operations through independent contractors. Core drilling will cost $20 per foot. We will drill as many holes as proceeds from our offering allow. We estimate drilling approximately 8 holes if we raise the minimum, 18 holes if we raise $150,000, and 28 holes if we raise the maximum. We estimate it will cost up to $3,000 to analyze the core samples.

     We have allocated funds for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies. If the maximum number of shares is sold, we have allocated a salary for one secretary.

     We have allocated a large sum of money for exploration because we do not know how much money will ultimately be needed. If we discover significant quantities of mineral, we will begin technical and economic feasibility studies to determine if there are reserves on our property. Only if we determine we have reserves will we consider developing the property.

     No proceeds from the offering will be paid to officers and directors.

DETERMINATION OF OFFERING PRICE

     The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack of operating history

*	the proceeds to be raised by the offering

*	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

     Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

     As of July 31, 2007, the net tangible book value of our shares of common stock was a deficit of $(14,059) or approximately $0.014 per share based upon 1,000,000 shares outstanding.

If 2,000,000 Shares Are Sold:

     Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 3,000,000 shares to be outstanding will be $155,941 or approximately $0.052 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.066 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.052 per share.

     After completion of this offering, if 2,000,000 shares are sold, you will own approximately 66.67% of the total number of shares then outstanding for which you will have made a cash investment of $200,000, or $0.10 per share. Our existing stockholders will own approximately 33.33% of the total number of shares then outstanding, for which they have made contributions of cash totaling $10 or $0.0001 per share.

If 1,500,000 Shares Are Sold:

     Upon completion of this offering, in the event 1,500,000 shares are sold, the net tangible book value of the 2,500,000 shares to be outstanding will be $105,941, or approximately $0.042 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.056 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.042 per share.

     After completion of this offering, if 1,500,000 shares are sold, you will own approximately 60.00% of the total number of shares then outstanding for which you will have made a cash investment of $150,000, or $0.10 per share. Our existing stockholders will own approximately 40.00% of the total number of shares then outstanding, for which they have made contributions of cash totaling $10 or $0.00001 per share.

If 1,000,000 Shares Are Sold:

     Upon completion of this offering, in the event 1,000,000 shares are sold, the net tangible book value of the 2,000,000 shares to be outstanding will be $55,941, or approximately $0.028 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.042 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.028 per share.

     After completion of this offering, if 1,000,000 shares are sold, you will own approximately 50.00% of the total number of shares then outstanding for which you will have made a cash investment of $100,000, or $0.10 per share. Our existing stockholders will own approximately 50.00% of the total number of shares then outstanding, for which they have made contributions of cash totaling $10 or $0.00001 per share.

     The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all of the Shares are Sold:

Price per share	$0.00001
Net tangible book value per share before offering	$(0.014)
Potential gain to existing shareholders	$170,000
Net tangible book value per share after offering	$0.052
Increase to present stockholders in net tangible book value per share after
offering	$0.066
Capital contributions	$10
Number of shares outstanding before the offering	1,000,000
Number of shares after offering assuming the sale of the maximum number
of shares	3,000,000
Percentage of ownership after offering	33.33%

Purchasers of Shares in this Offering if all of the Shares are Sold:

Price per share	$0.10
Dilution per share	$0.052
Capital contributions	$200,000
Number of shares after offering held by public investors	2,000,000
Percentage of capital contributions by existing shareholders	0%
Percentage of capital contributions by new investors	100%
Percentage of ownership after offering	66.67%

Purchasers of Shares in this Offering if 1,500,000 of Shares are Sold:

Price per share	$0.10
Dilution per share	$0.042
Capital contributions	$150,000
Number of shares after offering held by public investors	1,500,000
Percentage of capital contributions by existing shareholders	0%
Percentage of capital contributions by new investors	100%
Percentage of ownership after offering	60.00%

Purchasers of Shares in this Offering if 1,000,000 of Shares are Sold:

Price per share	$0.10
Dilution per share	$0.028
Capital contributions	$100,000
Number of shares after offering held by public investors	1,000,000
Percentage of capital contributions by existing shareholders	0%
Percentage of capital contributions by new investors	100%
Percentage of ownership after offering	50.00%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

     We are offering 2,000,000 shares of common stock on a self-underwritten basis, 1,000,000 shares minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. Funds from this offering will be placed in a separate bank account at Bank of Montreal, 595 Burrard Street, Vancouver, British Columbia, Canada V7X 1L7. Its telephone number is (604) 665-7374. The funds will be maintained in the separate bank until we receive a minimum of $100,000 at which time we will remove those funds and use them as set forth in the Use of Proceeds section of this prospectus. This account is not an escrow, trust or similar account. Your subscription will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment. Even if we fail to raise the minimum amount in this offering. As a result, there is no assurance that your funds will be returned to you if the minimum offering is not reached. Any funds received by us thereafter will immediately used by us.

     If we do not receive the minimum amount of $100,000 within 270 days of the effective date of our registration statement, all funds will be promptly returned to you without a deduction of any kind. During the 270 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $100,000 within the 270 day period referred to above. There are no finders involved in our distribution. Officers, directors, affiliates or anyone involved in marketing the shares will not be allowed to purchase shares in the offering. You will not have the right to withdraw your funds during the offering. You will only have the right to have your funds returned if we do not raise the minimum amount of the offering or there would be a change in the material terms of the offering. The following are material terms that would allow you to be entitled to a refund of your money:

*	extension of the offering period beyond 270 days

*	change in the offering price

*	change in the minimum sales requirement

*	change to allow sales to affiliates in order to meet the minimum sales requirement

*	change in the amount of proceeds necessary to release the proceeds held in the separate bank account

     We will sell the shares in this offering through our officers and directors. They will receive no commission from the sale of any shares. They will not register as a broker/dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are that:

     1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

     2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

     3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

     4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

     Messrs. Sutherland and Heard are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be our officers and directors at the end of the offering and have not been during the last twelve months and are currently not a broker/dealer or associated with a broker/dealer. They will not participate in selling and offering securities for any issuer more than once every twelve months.

     Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. Messrs. Sutherland and Heard will also distribute the prospectus to potential investors at the meetings, to business associates and to their friends and relatives who are interested in us and a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

     Management and affiliates thereof will not purchase shares in this offering to reach the minimum.

     We intend to sell our shares in the states of Wyoming and Colorado, or outside the United States.

Section 15(g) of the Exchange Act - Penny Stock Disclosure

     Our shares are “penny stocks” covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $1,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to resell your shares.

     Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as “bid” and “offer” quotes, a dealers “spread” and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. While Section 15g and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

     Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

     Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

     Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

     Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

     Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the salespersons compensation.

     Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

     Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Again, the application of the penny stock rules may affect your ability to resell your shares. The application of the penny stock rules may affect your ability to resell your shares because many brokers are unwilling to buy, sell or trade penny stocks as a result of the additional sales practices imposed upon them which are described in this section.

Regulation M

     We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distributed.

Offering Period and Expiration Date

     This offering will start on the date of this registration statement is declared effective by the SEC and continue for a period of 270 days, or unless the offering is completed or otherwise terminated by us.

     We will not accept any money until this registration statement is declared effective by the SEC.

Procedures for Subscribing

      We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must

1.	execute and deliver a subscription agreement, a copy of which is included with the prospectus.

2.	deliver a check or certified funds to us for acceptance or rejection.

     All checks for subscriptions must be made payable to “GDJ International Metals Inc.”

Right to Reject Subscriptions

     We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

BUSINESS

General

     We were incorporated in the State of Nevada on February 1, 2007. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search from mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on one property. We maintain our statutory registered agent’s office at The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511 and our business office is located at 308 - 837 West Hastings Street, Vancouver, British Columbia, Canada V6C 3N6. This is our mailing address as well. Our telephone number is (604) 632-0085. This is Mr. Heard’s office. We use this space on a rent free basis.

     There is no assurance that a commercially viable mineral deposit exists on the property and further exploration will be required before a final evaluation as to the economic feasibility is determined.

     We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause our plans to change.

Background

     In March 2007, George Heard, our secretary and a member of the board of directors acquired one mineral property containing eight Mineral Titles Online cells in British Columbia, Canada. British Columbia allows a mineral explorer to claim a portion of available Crown lands as its exclusive area for exploration by registering the claim area on the British Columbia Mineral Titles Online system. The Mineral Titles Online system is the Internet-based British Columbia system used to register, maintain and manage the claims. A cell is an area which appears electronically on the British Columbia Internet Minerals Titles Online Grid and was formerly called a claim. A claim is a grant from the Crown of the available land within the cells to the holder to remove and sell minerals. The online grid is the geographical basis for the cell. Formerly, the claim was established by sticking stakes in the ground to define the area and then recording the staking information. The staking system is now antiquated in British Columbia and has been replaced with the online grid. The property was registered by James McLeod, a non-affiliated third party. James McLeod is a self-employed contract staker and field worker residing in Vancouver, British Columbia.

     We have no revenues, have a loss since inception, have minimal operations, have been issued a going concern opinion and rely upon the sale of our securities and loans from our officers and directors to fund operations.

     We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans.

     Canadian jurisdictions allow a mineral explorer to claim a portion of available Crown lands as its exclusive area for exploration by registering the same on the Mineral Titles Online system. Derek Sutherland, our president, paid Mr. McLeod $4,000 to register the claims on the Mineral Titles Online system. No additional payments were made or are due to James McLeod for his service. The cells were recorded in George Heard’s name to avoid incurring additional costs at this time. The additional fees would be for incorporation of a British Columbia corporation and legal and accounting fees related to the incorporation. In March 2007, Mr. Heard executed a declaration of trust acknowledging that he holds the property in trust for us and he will not deal with the property in any way, except to transfer the property to us. In the event that Mr. Heard transfers title to a third party, the declaration of trust will be used as evidence that he breached his fiduciary duty to us. Mr. Heard has not provided us with a signed or executed bill of sale in our favor. Mr. Heard will issue a bill of sale to a subsidiary corporation to be formed by us should mineralized material be discovered on the property. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal.

     Under British Columbia law title to British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time.

     In the event that we find mineralized material and the mineralized material can be economically extracted, we will form a wholly owned British Columbia subsidiary corporation and Mr. Heard will convey title to the property to the wholly owned subsidiary corporation. Should Mr. Heard transfer title to another person and that deed is recorded before we record our documents, that other person will have superior title and we will have none. If that event occurs, we will have to cease or suspend operations. However, Mr. Heard will be liable to us for monetary damages for breaching the terms of his oral agreement with us to transfer his title to a subsidiary corporation we create. To date, we have not performed any work on the property. All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty Elizabeth II. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of our property, that is the Province of British Columbia.

     In the 19th century the practice of reserving the minerals from fee simple Crown grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. The property is one such acquisition. Accordingly, fee simple title to the property resides with the Crown.

     The property is comprised of mining leases issued pursuant to the British Columbia Mineral Act. The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease vertically downward. The Crown does not have the right to reclaim the property provided at a minimum fee of CDN$100 is paid timely. The Crown could reclaim the property in an eminent domain proceeding, but would have to compensate Mr. Heard for the value of the claim if it exercised the right of eminent domain. It is highly unlikely that the Crown will exercise the power of eminent domain. In general, where eminent domain has been exercised it has been in connection with incorporating the property into a provincial park.

     The property is unencumbered and there are no competitive conditions which affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

     To date we have not performed any work on the property. We are presently in the exploration stage and we cannot guarantee that a commercially viable mineral deposit, a reserve, exists in the property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

     There are no native land claims that affect title to the property. We have no plans to try interest other companies in the property if mineralization is found. If mineralization is found, we will try to develop the property ourselves.

Claims

     The following is a list of tenure numbers, claim, and expiration date of our claims:

		Number of	Date of
Tenure No.	Claim Name	MTO Cells	Expiration
553830	GDJ	8	March 6, 2008

     In order to maintain these claims we must pay a fee of CND$100 per year per cell.

Location and Access

     The property is comprised of 8 contiguous cells totaling 418 acres. At the center of the property the latitude is 49° 0' 31" N and the longitude is 119° 35' 14" W. The claim is motor vehicle accessible from the Town of Osoyoos, British Columbia. by traveling two miles west along Highway #3 and then traveling south past Kilpoola Lake for approximately 4.5 miles by gravel ranch road (Blue Lake road) to the mineral claim.

     The property lies within the dry interior belt of British Columbia and experiences about 15" of precipitation annually of which about 20% may occur as a snow equivalent. The summers can experience hot weather while the winters are generally mild and last from December through March.

     Much of the Okanogan Plateau area hosts patchy conifer cover of western yellow pine (ponderosa pine) and Douglas fir mingled with open range and deciduous groves of aspen and cottonwood. The general area supports a modestly active logging industry. Mining holds an historical and contemporary place in the development and economic well being of the area. Many exploration projects are underway in the general area.

     The Town of Osoyoos, British Columbia which lies seven miles by road east of the mineral claim offers much of the necessary infrastructure required to base and carry-out an exploration program such as accommodations, communications, some equipment and supplies. Osoyoos is highway accessible from Vancouver, British Columbia in a few hours by traveling over the Hope-Princeton provincial Highway #3. The overnight Greyhound bus service is a popular way to send-in samples and to receive specialty equipment and supplies.

Physiography

     The claim area ranges in elevation from 3,000 feet to 3,700 feet mean sea level. The physiographic setting of the property can be described as moderately rounded, open range, plateau terrain that has been surficially altered both by the erosional and the depositional (drift cover) effects of glaciation. Thickness of drift cover in the valleys may vary considerably. The claim area lies on the western side of the Okanogan valley containing a series of north to south draining, large freshwater lakes. In the immediate area of the mineral claim there are occurrences of a number of small freshwater lakes and mineral-rich potholes.

History

     There is no evidence of previous exploration activity on the property.

Regional Geology

     The general claim area is underlain by northwest trending metamorphic rocks assigned to the Kobau Group thought to be of Carboniferous period age. These units occur mainly as quartzite, schist and greenstone and appear mainly derived from sedimentary rocks. These older units are cut in many places by Jurassic-Cretaceous aged Nelson Plutonic Rocks that exhibit a wide range in composition.

Local Geology

     The property is situated in the Intermontane Belt of south-western British Columbia at the southern-end of the Thompson plateau. The oldest rocks observed in the local area are those of the Paleozoic era, Carboniferous period age Kobau Group. These units are observed to be in contact with or intruded by younger Nelson Plutonic Rocks.

Property Geology

     The geology of the property may be described as being underlain by metamorphic units of the Kobau Group that are observed to be intruded by Nelson Plutonic Rocks mainly as syenites. Some or all of these units may be found to host economic mineralization.

MAP 1

MAP 2

Supplies

     Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

Other Property

     Other than our interest in the property, we own no plants or other property. With respect to the property, our right to conduct exploration activity is based upon our oral agreement with Mr. Heard, our secretary, director and shareholder. Under this oral agreement, Mr. Heard has allowed us to conduct exploration activity on the property. Mr. Heard holds the property in trust for us pursuant to a declaration of trust.

Our Proposed Exploration Program

     Our exploration target is to find an ore body containing gold. Our success depends upon finding mineralized material. This includes a determination by our consultant if the property contains reserves. We have not selected a consultant as of the date of this prospectus and will not do so until our offering is successfully completed, if that occurs, of which there is no assurance. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we don’t find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

     In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. In we need additional money and can’t raise it, we will have to suspend or cease operations.

     We must conduct exploration to determine what amount of minerals, if any, exist on our property and if any minerals which are found can be economically extracted and profitably processed.

     The property is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. To our knowledge, the property has never been mined. The only event that has occurred is the recording of the property by Mr. McLeod and a physical examination of the property by Mr. Heard, one of our officers and directors. The cost of recording the cells was included in the $4,000 paid to James McLeod. Before minerals retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can’t predict what that will be until we find mineralized material.

     We do not know if we will find mineralized material. We believe that activities occurring on adjoining properties are not material to our activities. The reason is that what ever is located under adjoining property may or may not be located under the property.

     We do not claim to have any minerals or reserves whatsoever at this time on the property.

     We intend to implement an exploration program which consists of core sampling. Core sampling is the process of drilling holes to a depth of up to 300 feet in order to extract a samples of earth. Mr. Heard, after confirming with our consultant, will determine where drilling will occur on the property. Mr. Heard will not receive fees for his services. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate operations; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing. We intend to take our core samples to analytical chemists, geochemists and registered assayers located in Vancouver, British Columbia. We have not selected any of the foregoing as of the date of this prospectus. We will only make the selections in the event we raise the minimum amount of this offering.

     We estimate the cost of drilling will be $20 per foot drilled. The amount of drilling will be predicated upon the amount of money raised in this offering. If we raise the minimum amount of money, we will drill approximately 3,000 linear feet or 8 holes to depth of 300 feet. Assuming that we raise the maximum amount of money, we will drill approximately 7,000 linear feet, or up to 28 holes to a depth of 300 feet. We estimate that it will take up to three months to drill 28 holes to a depth of 300 feet each. We will pay a consultant up to a maximum of $5,000 per month for his services during the three month period or a total of $15,000. The total cost for analyzing the core samples will be $3,000. We will begin exploration activity ninety days after this public offering is completed, weather permitting.

     The breakdowns were made in consultation with Mr. McLeod.

     We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves through the use of consultant. We have no plans to interest other companies in the property if we do not find mineralized material.

     If we are unable to complete exploration because we don’t have enough money, we will cease operations until we raise more money. If we cannot or do not raise more money, we will cease operations. If we cease operations, we don’t know what we will do and we don’t have any plans to do anything else.

     We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for mineralized material. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

     Our exploration program will not result in the generation of revenue. It is designed only to determine if mineralized material is located on the property. Revenue will only be generated if we discover mineralized material and extract the minerals and sell them. Because we have not found mineralized material yet, it is impossible to project revenue generation.

     We anticipate starting exploration activity ninety days after this public offering is completed, weather permitting.

Competitive Factors

     The gold mining industry is fragmented, that is there are many, many gold prospectors and producers, small and large. We do not compete with anyone. That is because there is no competition for the exploration or removal of minerals from the property. We will either find gold on the property or not. If we do not, we will cease or suspend operations. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

     Our mineral exploration program is subject to the Canadian Mineral Tenure Act Regulation. This act sets forth rules for

*	locating claims

*	posting claims

*	working claims

*	reporting work performed

     We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our operations.

Environmental Law

     We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mining properties. Its goals are to protect the environment through a series of regulations affecting:

1.	Health and Safety

2.	Archaeological Sites

3.	Exploration Access

     We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

     We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

     We are in compliance with the foregoing acts and will continue to comply with the acts in the future. We believe that compliance with the acts will not adversely affect our business operations in the future.

     Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only “cost and effect” of compliance with environmental regulations in British Columbia is returning the surface to its previous condition upon abandonment of the property. We believe the cost of reclaiming the property will be $750 if we drill 8 holes and $2,250 if we drill 28 holes. We have not allocated any funds for the reclamation of the property and the proceeds for the cost of reclamation will not be paid from the proceeds of the offering. Mr. Sutherland has agreed to pay the cost of reclaiming the property should mineralized material not be discovered.

Employees

     We intend to use the services of subcontractors for manual labor exploration work on our properties.

Employees and Employment Agreements

     At present, we have no full-time employees. Our officers and directors are part-time employees and they each will devote about 25% of his time or ten hours per week to our operation. Our officers and directors do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers and directors. Mr. Sutherland will handle our administrative duties. We intend to subcontract all work out to third parties. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

Plan of Operation

     We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations.

     Our auditor has issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. There is no assurance we will ever reach this point. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. That cash must be raised from other sources. Our only other source for cash at this time is investments by other. We must raise cash to implement our project and stay in business. If we raise the minimum amount of money in this offering, we believe it will last twelve months.

     We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months.

     The property is comprised of 8 contiguous cells totaling 418 acres. At the center of the property the latitude is 49° 0' 31" N and the longitude is 119° 35' 14" W. The claim is motor vehicle accessible from the Town of Osoyoos, B.C. by traveling two miles west along Highway #3 and then traveling south past Kilpoola Lake for approximately 4.5 miles by gravel ranch road (Blue Lake road) to the mineral claim.

     Our exploration target is to find an ore body containing gold. Our success depends upon finding mineralized material. This includes a determination by our consultant if the property contains reserves. We have not selected a consultant as of the date of this prospectus and will not do so until our offering is successfully completed, if that occurs, of which there is no assurance. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we don’t find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

     In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. In we need additional money and can’t raise it, we will have to suspend or cease operations.

     We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

     The property is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. To our knowledge, the property has never been mined. The only event that has occurred is the recording of the property by James McLeod and a physical examination of the property by Mr. Heard, one of our officers and directors. The registration of the cells was included in the $4,000 paid to Mr. McLeod. No additional payments were made or are due to Mr. McLeod for its services. The claims were recorded in Mr. Heard’s name to avoid incurring additional costs at this time. The additional fees would be for incorporation of a British Columbia corporation and legal and accounting fees related to the incorporation. In March 2007, Mr. Heard executed a declaration of trust acknowledging that he holds the property in trust for us and he will not deal with the property in any way, except to transfer the property to us. In the event that Mr. Heard transfers title to a third party, the declaration of trust will be used as evidence that he breached his fiduciary duty to us. Mr. Heard has not provided us with a signed or executed bill of sale in our favor. Mr. Heard will issue a bill of sale to a subsidiary corporation to be formed by us should mineralized material be discovered on the property. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. Before mineral retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can’t predict what that will be until we find mineralized material. Mr. Heard does not have a right to sell the property to anyone. He may only transfer the property to us. He may not demand payment for the claims when he transfers them to us. Further, Mr. Heard does not have the right to sell the claims at a profit to us if mineralized material is discovered on the property. Mr. Heard must transfer title to us, without payment of any kind, upon our demand whether mineralized material is found on the property or not.

     We do not know if we will find mineralized material. We believe that activities occurring on adjoining properties are not material to our activities. The reason is that what ever is located under adjoining property may or may not be located under our property.

     We do not claim to have any minerals or reserves whatsoever at this time on any of our property.

     We intend to implement an exploration program which consists of core sampling. Core sampling is the process of drilling holes to a depth of up to 300 feet in order to extract a samples of earth. Mr. Heard, after confirming with our consultant, will determine where drilling will occur on the property. Mr. Heard will not receive fees for his services. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate operations; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing. We intend to take our core samples to analytical chemists, geochemists and registered assayers located in Vancouver, British Columbia. We have not selected any of the foregoing as of the date of this prospectus. We will only make the selections in the event we raise the minimum amount of this offering.

     We estimate the cost of drilling will be $20 per foot drilled. The amount of drilling will be predicated upon the amount of money raised in this offering. If we raise the minimum amount of money, we will drill approximately 3,000 linear feet or 8 holes to depth of 300 feet. Assuming that we raise the maximum amount of money, we will drill approximately 7,000 linear feet, or up to 28 holes to a depth of 300 feet. We estimate that it will take up to three months to drill 28 holes to a depth of 300 feet each. We will pay a consultant up to a maximum of $5,000 per month for his services during the three month period or a total of $15,000. The total cost for analyzing the core samples will be $3,000. We will begin exploration activity 90 days after the completion of our public offering, weather permitting.

     We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves through the use of consultant. We have no plans to interest other companies in the property if we do not find mineralized material. To pay the consultant and develop the reserves, we will have to raise additional funds through a second public offering, a private placement or through loans. As of the date of this prospectus, we have no plans to raise additional funds other than the funds being raised in this public offering. Further, there is no assurance we will be able to raise any additional funds even if we discover mineralized material and a have a defined ore body.

     If we are unable to complete any phase of exploration because we don’t have enough money, we will cease operations until we raise more money. If we can’t or don’t raise more money, we will cease operations. If we cease operations, we don’t know what we will do and we don’t have any plans to do anything.

     We don’t intend to hire additional employees at this time. All of the work on the property will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Milestones

     The following are our milestones:

1.

0-90 days after completion of the offering, retain our consultant to manage the exploration of the property. Cost - $5,000 to $15,000. Time of retention 0-90 days. To carry out this milestone, we must hire a consultant. There are a number of mining consultants located in Vancouver, British Columbia that we intend to interview.

2.

90-180 days after completion of the offering. - Core drilling. Core drilling will cost $20 per foot. The number of holes to be drilled will be dependent upon the amount raised from the offering.  Core drilling we be subcontracted to non-affiliated third parties. Cost - $60,500 to $142,000. Time to conduct the core drilling - 90 days. To carry out this milestone we must conduct the core drilling. The driller will be retained by our consultant.

3.

180-210 days after completion of the offering. Have an independent third party analyze the samples from the core drilling. Determine if mineralized material is below the ground. If mineralized material is found, we will attempt to define the ore body. We estimate that it will cost $3,000 to analyze the core samples and will take 30 days. Delivery of the samples to the independent third party is necessary to carry out this milestone.

     The cost of the subcontractors is included in cost of the exploration services to be performed as set forth in the Use of Proceeds section and the Business section. All funds for the foregoing activities will be obtained from this public offering.

Limited Operating History; Need for Additional Capital

     There is limited historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

     To become profitable and competitive, we will conduct research and exploration of the property before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases. We believe that the funds raised from this offering, whether it be the minimum amount or the maximum amount, will allow us to operate for one year.

     We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Liquidity and Capital Resources

     To meet our need for cash we are attempting to raise money from this offering. We cannot guarantee that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise, will be applied to the items set forth in the Use of Proceeds section of this prospectus. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others.

     Our officers and directors have agreed to advance funds as needed until the public offering is completed or failed and have agreed to pay the cost of reclamation of the property should mineralized material not be found thereon. The foregoing agreement is oral, there is nothing in writing to evidence the same. While our officers and directors have agreed to advance the funds, the agreement is unenforceable as a matter of law, since there is no consideration for the same. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can’t raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. Whether we raise the minimum amount or maximum amount, it will last a year. Other than as described in this paragraph, we have no other financing plans.

     We have the right to explore one property containing eight cells. We will begin our exploration plan upon completion of this offering. We expect to start exploration operations, weather permitting, within 90 days of completing this offering. As of the date of this prospectus we have not yet begun operations and therefore we have yet to generate any revenues.

     Since inception, we have issued 1,000,000 shares of our common stock and received $10.

     We issued 1,000,000 shares of common stock to our officers and directors pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1993. The purchase price of the shares was $10. This was accounted for as an acquisition of shares. Derek Sutherland covered our initial expenses of $18,723 including incorporation, accounting and legal fees and for registering the property, all of which was paid directly to Mr. McLeod, our attorney and our accountant. The amount owed to Mr. Sutherland is non-interest bearing, unsecured and due on demand. Further the agreement with Mr. Sutherland is oral and there is no written document evidencing the agreement.

     As of July 31, 2007, our total assets were $4,664 and our total liabilities were $18,723 for a working capital deficit of $(14,059).

MANAGEMENT

Officers and Directors

     Our directors serve until their successor is elected and qualified. Our officers are elected by the board of directors to a term of one (1) year and serves until their successor is duly elected and qualified, or until they are removed from office. The board of directors has no nominating, auditing or compensation committees.

     The names, addresses, ages and positions of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
Derek Sutherland	36	president, principal executive officer, treasurer,
101 - 606 Avenue Road		principal financial officer, principal accounting officer,
Toronto, Ontario		and a member of the board of directors
Canada M4V 2K9

George Heard	57	secretary and a member of the board of directors
308 - 837 West Hastings St.
Vancouver, BC
Canada V6C 3N6

     The persons named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of our officers and directors

Derek Sutherland, President, Principal Executive Officer, Treasurer, Principal Financial Officer, Principal Accounting Officer, and a member of the Board of Directors

     Since February 1, 2007, our inception, Derek Sutherland has been our president, treasurer, principal executive officer, principal financial officer, principal accounting officer, and a member of the board of directors. For the past decade, Derek Sutherland has acted as either a senior advisor to, or as a principal of various international publicly traded and private companies. His extensive global business and investment banking experience has taken him to more than twenty countries, spanning four continents, where he penetrated new markets and raised substantial amounts of growth capital. Currently, he finds and bridges the resources required to enable the many visions of: Uber Group Inc. (Film + Television), Global Minerals Ltd. (Mining), Global Uranium Corp. (Mining) and Star Navigations Systems Group (Aviation Technology).

     Other than as set forth above, Mr. Sutherland has not been a member of the board of directors of any corporations during the last five years.

George Heard, Secretary and a member of the Board of Directors

     Since February 1, 2007, our inception, George Heard has been our secretary and a member of the board of directors. Since August 31, 2006, Mr. Heard has been president, principal executive officer, and a member of our board of directors of FLM Minerals Inc., an exploration stage mining company located in Vancouver, British Columbia, Canada. FLM Minerals Inc. files reports with the SEC pursuant to section 15(d) of the Securities Exchange Act of 1934 and is traded on the Bulletin Board operated by the Financial Industry Regulatory Authority under the symbol FLMS. Since January 1995, Mr Heard has been president, chief executive officer and a director of Global Minerals Inc. (TSXV:CTG) engaged in mineral exploration located in Vancouver, British Columbia. Global Minerals Inc. is engaged in the business acquition, exploration and development of mineral properties. Since November 2001, Mr. Heard has been a director of Forum Uranium Corp. (TSXV:FDC) located in Vancouver, British Columbia. Forum Uranium Corp. is engaged in the business of acquisition, exploration and development of uranium projects. Since April 2005, Mr. Heard has been president, chief executive officer, and a director of Global Uranium Corporation (TSXV:GU) an uranium exploration and development company located in Vancouver, British Columbia. Mr. Heard holds an MBA from the University of Hawaii (1988) and a Bachelor of Science degree in Mining Engineering from the Montana School of Mines (1975). Mr. Heard has been a Registered Professional Engineer since 1990. Other than as set forth above, Mr. Heard has not been a member of the board of directors of any corporations during the last five years.

     During the past five years, Messrs. Sutherland and Heard have not been the subject of the following events:

     1. Any bankruptcy petition filed by or against any business of which Messrs. Sutherland and Heard were a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

     2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.

     3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Messrs. Sutherland’s and Heard’s involvement in any type of business, securities or banking activities.

     4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Conflicts of Interest

     We believe Messrs. Sutherland and Heard will not be subject to conflicts of interest, since we will not acquire any additional properties. No policy has been implemented or will be implemented to address conflicts of interest.

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to compensation paid by us to our officers from inception on February 1, 2007 through July 31, 2007.

Summary Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value &
							Nonqual-
						Non-Equity	ified
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Totals
Position [1]	Year	($)	($)	($)	($)	(S)	($)	($)	($)
Derek Sutherland	2007	0	0	0	0	0	0	0	0
President & Treasurer	2006	0	0	0	0	0	0	0	0
	2005	0	0	0	0	0	0	0	0

George Heard	2007	0	0	0	0	0	0	0	0
Secretary	2006	0	0	0	0	0	0	0	0
	2005	0	0	0	0	0	0	0	0

     As of the date hereof, we have not entered into employment contracts with our officers and do not intend to enter into any employment contracts until such time as it profitable to do so.

     The following table sets forth information with respect to compensation paid by us to our directors during the last completed fiscal year. Our fiscal year end is July 31.

Director Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Change in
Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified	All
	or			Incentive	Deferred	Other
	Paid in	Stock	Option	Plan	Compensation	Compen-
	Cash	Awards	Awards	Compensation	Earnings	sation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Derek Sutherland	0	0	0	0	0	0	0

George Heard	0	0	0	0	0	0	0

     All compensation received by our officers and directors has been disclosed.

     There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

     We have no plans to pay any salaries to anyone until mineralized material is discovered and we begin selling the same.

Long-Term Incentive Plan Awards

     We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

     Our directors do not receive any compensation for serving as a member of the board of directors.

Indemnification

     Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

     Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by our directors, officers and key employee, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of their shares.

Percentage of
		Number of Shares	Ownership
	Number of	After Offering	After the Offering
Name and Address	Shares Before	Assuming all of the	Assuming all of the
Beneficial Ownership [1]	The Offering	Shares are Sold	Shares are Sold
Derek Sutherland	500,000	500,000	16.66%
101 - 606 Avenue Road
Toronto, Ontario
Canada M4V 2K9

George Heard	500,000	500,000	16.66%
308 - 837 West Hastings St.
Vancouver, BC
Canada V6C 3N6

All Officers and Directors	1,000,000	1,000,000	33.33%
as a Group (2 persons)

[1]	The persons named above are “promoters” as defined in the Securities Exchange Act of 1934. Messrs. Sutherland and Heard are our only promoters.

Future Sales by Existing Stockholders

     1,000,000 shares of common stock were issued to Derek Sutherland and George Heard, our officers and directors in February 2007. The 1,000,000 shares are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Rule 144 provides that a person may not sell more than 1% of the total outstanding shares in any three month period and the sales must be sold either in a brokers’ transaction or in a transaction directly with a market maker.

     Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

     A total of 1,000,000 shares of our stock are currently owned by our officers and directors. They will likely sell a portion of their stock if the market price goes above $0.10. If they do sell their stock into the market, the sales may cause the market price of the stock to drop.

DESCRIPTION OF SECURITIES

Common Stock

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Non-cumulative Voting

     Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, our present stockholders will own approximately 33.33% of our outstanding shares.

Cash Dividends

     As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

     We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-Takeover Provisions

     There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay to make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely will occur. Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Further, we do not do business in Nevada directly or through an affiliate corporation and we do not intend to do business in the state of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Reports

     After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

     Our stock transfer agent for our securities will be Island Stock Transfer, 100 Second Avenue S., Suite 104N, St. Petersburg, Florida 33701. Its telephone number is (727) 289-0010.

CERTAIN TRANSACTIONS

     In February 2007, we issued 500,000 shares of restricted common stock to Derek Sutherland, our president in consideration of $5 and 500,000 shares of restricted common stock to George Heard, our secretary in consideration of $5. This was accounted for as an acquisition of shares of common stock in the amount of $10.

     Mr. Sutherland also caused the property, comprised of eight MTO cells, to be registered, in the name of George Heard, our secretary, at a cost of $4,000. The claims were registered by Mr. James McLeod. The terms of the transaction with Mr. McLeod were at arm’s length and Mr. McLeod was not an affiliate. Mr. Heard must transfer title to us upon our demand, whether mineralized material is found on the claims or not. Mr. Heard will not receive anything of value for the transfer and we will not pay any consideration of any kind for the transfer of the claims.

     Derek Sutherland, our president, has advanced $18,723 for our operations since inception. The advances are not evidenced by any written documentation. Mr. Sutherland has agreed to accept repayment when we have sufficient funds to do so. The advances by Mr. Sutherland are interest free.

     We use approximately 15 square feet of office space at Mr. Heard’s for our office on a rent free basis.

     Messrs. Sutherland and Heard are our only promoters. They have not received and will not receive anything of value from us, directly or indirectly in their capacity as a promoters.

LITIGATION

     We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

     Our financial statements for the period from inception to July 31, 2007, included in this prospectus have been audited by Michael Studer CPA P.C., Independent Public Accountant, 18 East Sunrise Highway, Suite 311, Freeport, New York 11520 as set forth in its report included in this prospectus. Its report is given upon its authority as experts in accounting and auditing.

LEGAL MATTERS

     Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

     Our fiscal year end is July 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by Michael T. Studer CPA P.C., Independent Public Accountant, 18 East Sunrise Highway, Suite 311, Freeport, New York 11520.

     Our financial statements from inception to July 31, 2007 (audited), immediately follow:

MICHAEL T. STUDER CPA P.C.
18 East Sunrise Highway
Freeport, NY 11520
Phone: (516) 378-1000
Fax: (516) 546-6220

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
GDJ International Metals Inc.

I have audited the accompanying balance sheet of GDJ International Metals Inc. (the Company), an exploration stage company, as of July 31, 2007 and the related statements of operations, stockholders’ equity and cash flows for the period February 1, 2007 (inception) to July 31, 2007. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GDJ International Metals Inc. an exploration stage company, as of July 31, 2007 and the results of its operations and its cash flows for the period February 1, 2007 (inception) to July 31, 2007 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s present financial situation raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Michael T. Studer CPA P.C.

Freeport, New York
September 17, 2007

GDJ International Metals Inc.
(An Exploration Stage Company)
Balance Sheet
(Expressed in US Dollars)

July 31,
2007

Current Assets
Cash	$4,664
Total Current Assets	4,664
Mining property acquisition costs, less reserve for
impairment of $2,000	-
Total Assets	$4,664

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current Liabilities
Due to related parties	$18,723
Total current liabilities	18,723
Stockholders’ Equity (Deficiency)
Preferred stock, $0.00001 par value;
authorized 100,000,000 shares,
issued and outstanding 0 shares	-
Common stock, $0.00001 par value;
authorized 100,000,000 shares,
issued and outstanding 1,000,000 shares	10
Deficit accumulated during
the exploration stage	(14,069)
Total stockholders’ equity (deficiency)	(14,059)
Total Liabilities and Stockholders’ Equity (Deficiency)	$4,664

See notes to financial statements.

GDJ International Metals Inc.
(An Exploration Stage Company)
Statement of Operations
(Expressed in US Dollars)

Period
February 1,
2007
(Inception) to
July 31, 2007

Revenue	$-

Cost and expenses
Mining property exploration costs	2,000
Impairment of mining property acquisition costs	2,000
General and administrative expenses	10,069
Total Costs and Expenses	14,069
Net Loss	$(14,069)

Net Loss per share
Basic and diluted	$(0.01)

Number of common shares used to compute loss per share
Basic and Diluted	1,000,000

See notes to financial statements.

GDJ International Metals Inc.
(An Exploration Stage Company)
Statements of Stockholders’ Equity (Deficiency)
For the period February 1, 2007 (Inception) to July 31, 2007
(Expressed in US Dollars)

			Deficit
			Accumulated	Total
	Common Stock,		During the	Stockholders’
	$0.00001 Par Value		Exploration	Equity
	Shares	Amount	Stage	(Deficiency)
Common stock issued
- February, 2007 at $0.00001	1,000,000	$10	$-	$10
Net loss for the period February 1,
2007 (inception) to July 31, 2007			(14,069)	(14,069)
Balance, July 31, 2007	1,000,000	$10	$(14,069)	$(14,059)

See notes to financial statements.

GDJ International Metals Inc.
(An Exploration Stage Company)
Statement of Cash Flows
(Expressed in US Dollars)

Period
February 1,
2007
(Inception) to
July 31, 2007

Cash Flows from Operating Activities
Net loss	$(14,069)
Adjustments to reconcile net loss to net cash
used for operating activities:
Impairment of mining property acquisition costs	2,000
Net cash provided by (used for) operating activities	(12,069)

Cash Flows from Investing Activities
Mineral property acquisition	(2,000)
Net cash provided by (used for) investing activities	(2,000)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	10
Due to related parties	18,723
Net cash provided by (used for) financial activities	18,733

Increase (decrease) in cash	4,664
Cash, beginning of period	-

Cash, end of period	$4,664

Supplemental Disclosures of Cash Flow Information:
Interest paid	$-
Income taxes paid	$-

See notes to financial statements.

GDJ INTERNATIONAL METALS INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
July 31, 2007
(Expressed in US Dollars)

___________________________________________________________________________________________________________________________________________________________

Note 1  Organization and Business Operations

GDJ International Metals Inc. (the “Company”) was incorporated in the State of Nevada on February 1, 2007. The Company is an Exploration Stage Company as defined by Statement of Financial Accounting Standards (“SFAS”) No. 7. The Company has acquired a mineral property located in the Province of British Columbia, Canada, and has not yet determined whether this property contains reserves that are economically recoverable.

The Company plans to file a Registration Statement on Form SB-2 with the Securities and Exchange Commission (the “SEC”) to sell up to 2,000,000 shares of common stock at $0.10 per share to raise cash proceeds of up to $200,000.

Note 2  Summary of Significant Accounting Policies

Basis of Presentation
These financial statements have been prepared on a “going concern” basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, as of July 31, 2007, the Company had cash of $4,664 and a stockholders’ deficiency of $14,059. Further, since inception, the Company has incurred a net loss of $14,069. These factors create substantial doubt as to the Company’s ability to continue as a going concern. The Company plans to improve its financial condition by obtaining new financing. However, there is no assurance that the Company will be successful in accomplishing this objective. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Mineral Property Costs
The Company is in the exploration stage since its incorporation and inception on February 1, 2007 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property acquisition costs are capitalized and are charged to operations as the value is impaired. Exploration costs are expensed until proven and probable reserves are established. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserves.

GDJ INTERNATIONAL METALS INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
July 31, 2007
(Expressed in US Dollars)

___________________________________________________________________________________________________________________________________________________________

Note 2   Summary of Significant Accounting Policies – (cont’d)

Use of Estimates and Assumptions
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation
The Company’s functional and reporting currency is the United States dollar.

Financial Instruments
The carrying value of the Company’s financial instruments, consisting of cash and due to related parties approximates their fair value due to the short maturity of these instruments.

Environmental Costs
Environmental expenditures that relate to current operations are charged to operations or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to operations. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to a plan of action based on the then known facts.

Income Taxes
Income taxes are accounted for under the assets and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

GDJ INTERNATIONAL METALS INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
July 31, 2007
(Expressed in US Dollars)

___________________________________________________________________________________________________________________________________________________________

Note 2  Summary of Significant Accounting Policies – (cont’d)

Basic and Diluted Net Loss Per Share
The Company computes net income (loss) per share in accordance with SFAS No. 128, “Earnings per Share”. SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. Diluted EPS excludes all potentially dilutive shares if their effect is anti-dilutive.

Stock-based Compensation
Stock-based compensation is accounted for at fair value in accordance with SFAS Nos 123 and 123R. To date, the Company has not adopted a stock option plan and has not granted any stock options.

Cash and Cash Equivalents
The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

Note 3  Mineral Property

Pursuant to a mineral property purchase agreement dated March 14, 2007, the Company acquired a 100% undivided right, title and interest in the GDJ mineral claim, located approximately 4 miles southwest of the Town of Osoyoos, Okanogan Region of British Columbia, Canada, for $2,000. The Tenure Number ID is 553830, which expires March 7, 2008. The property is in the name of George W. Heard held by him in trust for the Company.

In March 2007, the Company received an evaluation report from a third party consulting firm recommending an exploration program with a total estimated cost of $60,000. Due to lack of working capital, the Company has not completed this program. At July 31, 2007, the Company provided a $2,000 reserve for impairment of the mining property acquisition costs.

GDJ INTERNATIONAL METALS INC.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
July 31, 2007
(Expressed in US Dollars)

___________________________________________________________________________________________________________________________________________________________

Note 4   Due to Related Parties

The $18,723 amount due to related parties at July 31, 2007 is due the directors of the Company, is non-interest bearing, and is due on demand.

Note 5   Common Stock

In February 2007 the Company issued a total of 1,000,000 shares of common stock to two directors for total cash proceeds of $10.

At July 31, 2007, there are no outstanding stock options or warrants.

Note 6   Income Taxes

No provision for income taxes has been recorded since the Company has incurred a net loss since inception. Based on management’s present assessment, the Company has not yet determined it to be more likely than not that a deferred tax asset of $4,783 attributable to the future utilization of the net operation loss carryforward of $14,069 as of July 31, 2007 will be realized. Accordingly, the Company has provided a 100% allowance against the deferred tax asset in the financial statements. The Company will continue to review this valuation allowance and make adjustments as appropriate. The $14,069 net operating loss carryforward expires in 2027.

Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited.

     Until February 5, 2008, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.